As filed with the Securities and Exchange Commission on January 8, 2016

Registration No. 333-200872

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVOLON HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Oval, Building 1 Shelbourne Road Ballsbridge Ireland	Dublin 4
(Address of Principal Executive Offices)	(Zip Code)

Avolon Equity Incentive Plan 2014

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

P.O. Box 885, Newark, Delaware 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

With a copy to:

Douglas P. Warner

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000 (Phone)

(212) 310-8007 (Fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Avolon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), removes from registration all securities under the following registration statement (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-200872), pertaining to the registration of 2,350,399 common shares, par value $0.000004 per share, of the Company, thereby registered for offer or sale under the Avolon Equity Incentive Plan 2014, which was filed with the Commission on December 12, 2014.

On September 3, 2015, the Company entered into a Merger Agreement with Bohai Leasing Co., Ltd., a limited company under the laws of the People’s Republic of China (“Parent”) and Mariner Acquisition Ltd., an exempted company incorporated with limited liability and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub would merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming an indirect wholly-owned subsidiary of Parent as a result of the Merger. The Merger became effective on January 8, 2016 (the “Effective Date”), pursuant to the Plan of Merger filed with the Registrar of Companies of the Cayman Islands.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on January 8, 2016.

AVOLON HOLDINGS LIMITED

By:	/s/ Andy Cronin
Name: Andy Cronin
Title: Chief Financial Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Avolon Holdings Limited in the City of Newark, Delaware on January 8, 2016.

PUGLISI & ASSOCIATES

By:	/s/ Greg Lavelle
Name: Greg Lavelle
Title: Managing Director